Exhibit 10.5

SEPARATION

AND

CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is dated as of and executed on May 6, 2005 (the “Effective Date”), and is entered into by and among Liberty Group Operating, Inc., a Delaware corporation, and Liberty Group Publishing, Inc., a Delaware corporation (together, the “Company”), and Kenneth L. Serota (“Executive”).

WHEREAS, Executive and the Company are parties to an amended and restated employment agreement by and among Liberty Group Operating, Inc. (“LGO”), Liberty Group Publishing, Inc. and Executive, dated February 11, 2003, effective as of January 1, 2003 (the “Employment Agreement”), pursuant to which Executive serves as President, Chief Executive Officer and Chairman of LGO; and

WHEREAS, in connection with the execution and delivery of this Agreement, FIF III Liberty Holdings, LLC (“Parent”), FIF III Liberty Acquisition, LLC, a direct subsidiary of Parent (“Merger Sub”), and Liberty Group Publishing, Inc. are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub is to merge with and into Liberty Group Publishing, Inc. (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and Executive have agreed that Executive will resign his employment with the Company as of the Closing Date (as such term in defined in the Merger Agreement); and

WHEREAS, subject to the terms and conditions contained herein, Executive and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to Executive’s termination of employment with the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Effective Date; Termination of Employment Agreement; Entire Agreement. The Company and Executive hereby agree to this Agreement, effective as of the Effective Date. Upon the Effective Date, the Employment Agreement between Executive and the Company shall terminate and be cancelled in its entirety (other than Section 7.8 thereof, which shall survive such termination and cancellation), and this Agreement (and Section 7.8 of the Employment Agreement) shall constitute the entire agreement between Executive and the Company relating to Executive’s employment with the Company, termination thereof, and certain activities (as set forth herein) following such termination and shall supersede the Employment Agreement and any other agreement and understanding, whether written, oral, express or implied, between Executive and the Company relating to Executive’s employment with and termination from employment with the Company; provided, however, that from the period beginning on the Effective Date and ending on the Closing Date, Executive will continue to be employed by the Company or one of its subsidiaries and receive compensation in accordance with the terms and conditions of Section 2 of the Employment Agreement unless

Executive voluntarily terminates such employment prior to the Closing Date. For the avoidance of doubt, Executive hereby waives his right to any payments or benefits in connection with his termination of employment pursuant to Section 4 of the Employment Agreement or rights to any bonus payment in connection with the Merger or loan forgiveness pursuant to any other agreement or understanding, whether written, oral, express or implied, between Executive and the Company (other than pursuant to this Agreement).

Section 2. Resignation. Effective on the Closing Date, Executive shall resign as an officer and employee of the Company and from any and all directorships, committee memberships or any other positions he holds with the Company or any of its subsidiaries.

Section 3. Company Property. On the Closing Date, Executive shall return to the Company all Company-owned property in his possession on such date, including, but not limited to, all Company credit cards, hand books, work manuals or procedure books, client or customer documents, tools, computers, or other Company equipment and/or materials maintained by Executive, except for the property to be transferred to Executive on the Closing Date. For a twelve (12) month period, the Company shall cause all non-business correspondence sent to Executive’s business email address to be forwarded to an email address designated from time to time by Executive. On the Closing Date, the Company shall transfer to Executive his office computer monitor, his home computer, his cellular telephone, and his blackberry, for no additional consideration, free and clear of all liens.

Section 4. Accrued Payments and Benefits.

(a) Accrued Base Salary. On the Closing Date, the Company shall pay to Executive all accrued and unpaid base salary earned through the Closing Date.

(b) Pro Rata Bonus. On the Closing Date, the Company shall pay to Executive a pro rata portion of Executive’s bonus for 2005, based upon the performance of Executive and the Company from January 1, 2005 through the Closing Date.

(c) Accrued Vacation Pay. On the Closing Date, the Company shall pay to Executive all accrued and unused vacation pay earned through the Closing Date.

Section 5. Transaction and Termination Payments and Benefits. On the Closing Date, the Company shall make the following payments to Executive, whether or not Executive is employed by the Company on the Closing Date; provided that no payment described in Section 5(a), (b) or (c) will be made without the prior approval of such payments by the Company’s stockholders in accordance with Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations issued thereunder (“Stockholder Approval”); and provided, further, that no payment in Section 5 shall be made prior to Executive’s (or his representative’s if Executive is not living on the Closing Date) execution of the waiver and release attached hereto as Exhibit A on the Closing Date:

(a) Transaction Bonus. On the Closing Date, as consideration for Executive’s efforts in connection with the Merger, the Company shall pay to Executive a transaction bonus in the amount of $1,000,000, payable in the form of a single lump sum cash payment.

(b) Termination Payment. On the Closing Date, the Company shall pay to Executive a termination bonus in the amount of $500,000, payable in the form of a single lump sum cash payment.

(c) Loan Forgiveness — Principal. On the Closing Date, the Company shall forgive the loans made by the Company to Executive in the principal amount of $597,610, as set forth on Schedule 5.10(d) of the Merger Agreement.

(d) Loan Forgiveness — Interest. On the Closing Date, the Company shall forgive any and all accrued but unpaid interest that may be due with respect to the loans described in Section 5(c).

(e) Legal Fees. On the Closing Date, the Company shall reimburse Executive for all reasonable and documented legal fees and expenses incurred by Executive on or prior to the Closing Date in connection with (i) the Merger, the Support Agreement and any agreements or instruments entered into in connection therewith, (ii) the Executive’s employment with the Company or its subsidiaries or the termination thereof, and (iii) this Agreement.

(f) COBRA. In the event Executive elects to continue health care coverage for himself and his eligible dependents under any group health plan of the Company pursuant to COBRA, the Company shall pay the Executive’s COBRA premiums (or otherwise provide such coverage at the Company’s expense) for a period of 18 months following the Closing Date.

For the avoidance of doubt, no payment shall be made pursuant to Section 5(a), (b) or (c) of this Agreement without the prior Stockholder Approval of such payment. The Company agrees that it will submit to the stockholders of the Company for a separate vote a proposal to approve, in compliance with the requirements of Section 280G(b)(5)(B) of the Code, Executive’s conditional right to receive the payments described in Section 5(a), (b) and (c). Without limiting the foregoing, the Company shall recommend to all holders of voting stock that such approval be granted.

Section 6. Consulting Appointment. In addition to the payments to be made to Executive pursuant to Sections 4 and 5 hereof, as of the Closing Date, Executive shall be entitled to the following; provided, however, that the provisions of this Section 6 shall be subject to Executive’s execution, on the Closing Date, and non-revocation of the waiver and release attached hereto as Exhibit A and Stockholder Approval of the payments described in Section 6(b)(ii):

(a) Consulting Period. As of the Closing Date, the Company shall appoint Executive, and Executive shall serve the Company, in the capacity of a consultant to the business of the Company and its subsidiaries. The term of Executive’s appointment shall commence on the Closing Date and shall terminate on the twelfth (12) month anniversary of the Closing Date (the “Consulting Period”).

(b) Consulting Services.

(i) During the Consulting Period, Executive shall act as a consultant and render his assistance in providing transition services relating to the Merger,

analyzing potential acquisitions, giving notice to the Company of any potential acquisitions of a newspaper business that Executive learns is for sale and cooperating with investigations and litigation pursuant to Section 13 hereof (the “Consulting Services”). During the Consulting Period, consistent with his independent contractor status, Executive shall retain control over the provision of the Consulting Services. Notwithstanding the foregoing, Executive shall not be obligated to give the Company notice of any potential acquisition if giving such notice could breach or violate any confidentiality or similar obligation by which Executive is bound.

(ii) During the Consulting Period, Executive shall perform such Consulting Services at such time or times as the Company may reasonably request; provided, however, that (x) in no event will Executive be required to perform Consulting Services for more than 20 hours in any calendar month during the Consulting Period, and (y) in the event that any Consulting Services (other than brief phone conversations which are not unreasonably disruptive) need to be performed during normal business hours, the Company will give Executive at least five (5) days prior notice thereof. In consideration of such services, the Company shall pay Executive an aggregate amount equal to $500,000, to be paid in 12 equal installments. Such payments shall commence beginning on the first month following the Closing Date and shall be made on each monthly anniversary of the Closing Date in arrears. Executive shall be reimbursed by the Company for all Executive’s reasonable and customary expenses incurred in connection with services rendered during the Consulting Period, subject to the submission of properly documented receipts, in accordance with the Company’s policies in effect from time to time. For the avoidance of doubt, no payment shall be made pursuant to this Section 6(b)(ii) without the prior Stockholder Approval of such payment. The Company agrees that it will submit to the stockholders of the Company for a separate vote a proposal to approve, in compliance with the requirements of Section 280G(b)(5)(B) of the Code, Executive’s conditional right to receive the payments described in this Section 6(b)(ii). Without limiting the foregoing, the Company shall recommend to all holders of voting stock that such approval be granted.

(iii) Notwithstanding the timing of the payments described in clause (ii) above, in the event of Executive’s death or permanent disability during the Consulting Period, all payments not previously made to Executive pursuant to clause (ii) shall become due and payable as of the date of Executive’s death or permanent disability. For purposes of this clause (iii), “permanent disability” shall mean any disability resulting from a physical or mental illness pursuant to which Executive is, or would reasonably be expected to be, unable to perform the Consulting Services for a period of at least three (3) consecutive months.

(c) Relationship. Nothing in this Section 6 shall be taken to imply any relationship of partnership, agency or employer and employee between the Company and Executive during the Consulting Period. Executive shall be an independent contractor, within the meaning of all applicable laws and regulations governing employment insurance, workers’

compensation, industrial accidents, labor and taxes, and Executive shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection, except as may otherwise be required under applicable law.

(d) Withholding. As an independent contractor, Executive shall be solely responsible for, and the Company shall not withhold from any amounts payable under this Section 6.

Section 7. Full Settlement; Compensation and Benefit Plans. The Company shall pay to Executive all amounts that it is required to pay, directly or indirectly, to or with respect to Executive under the terms of the Merger Agreement (which shall be in substantially the form of the draft Merger Agreement, dated May 5, 2005, and shall include the definition of “Company Common Stock Conversion Amount” set forth therein so that the cash consideration payable to Executive for each share of Company common stock shall be $10.00 per share he owns as of the date hereof; so long as Executive does not assign, transfer or otherwise dispose of such shares prior to the Closing Date). Except as provided in this Section 7, the amounts paid under Sections 4, 5 and 6 shall constitute full settlement and satisfaction with respect to all obligations and liabilities of the Company and its affiliates, officers, directors, trustees, employees, shareholders, representatives and/or agents to Executive with respect to his employment with the Company, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock (other than stock owned by Executive on the date of this Agreement) and stock options, commissions, severance pay and any and all other forms of compensation or benefits. Except as otherwise specifically provided in this Agreement, by law or pursuant to the express provisions of any Company employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Closing Date and, without duplicating amounts included in the payment made under Section 6 above, Executive shall be entitled to receive any benefits or rights provided to a terminating executive in accordance with the terms of any such plan (excluding any severance payments pursuant to the terms of any Company severance plan).

Section 8. Release and Waiver of Claims at the Closing Date. In consideration for the benefits and payments provided for in Sections 4, 5 and 6 of this Agreement, Executive hereby agrees to execute a release and waiver of claims in the form attached hereto as Exhibit A, effective as of the Closing Date (except as provided in Section 2(e) of Exhibit A).

Section 9. Taxes. The payments due to Executive under this Agreement (other than pursuant to Section 6 hereof) shall be subject to reduction to satisfy all applicable Federal, state and local employment and withholding tax obligations to the extent required by law.

Section 10. Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance relating to Executive’s employment or termination of employment.

Section 11. Continuing Obligations of Executive and the Company.

(a) Noncompetition. Executive covenants and agrees that Executive will not during the Consulting Period, without the prior written consent of the Company and such consent not to be unreasonably withheld, individually or in partnership with or as an employee, officer, director, manager or agent of any other person, firm, corporation or other entity, either directly or indirectly, undertake or carry on or be engaged or have any financial interest in, or in any other manner advise or assist any person, firm, corporation or other entity engaged or interested in, (i) any newspaper publishing business or (ii) any other business engaged in the publication of any newspaper, flyer, shopper, circular or other publication carrying advertising which, in the case of (i) or (ii) above, is distributed primarily in an area within a radius of fifty (50) miles of Chicago, Illinois and that directly competes with any newspaper, flyer, shopper, circular or other publication owned by the Company or its subsidiaries on the date hereof or the Consulting Period. Notwithstanding the foregoing, Executive may (a) own up to five percent (5%) of any class of securities of any entity registered pursuant to the Securities Exchange Act of 1934, as amended, (b) engage, as an employee, partner, director or otherwise, in the private equity or private investment business, provided Executive’s services or activities do not directly involve any business that is in competition with the business of the Company and its subsidiaries as provided in the preceding sentence, or (iii) engage, as an employee, partner, director or otherwise, in an investment banking business, provided Executive’s services or activities do not directly involve any business that is in competition with the business of the Company and its subsidiaries as provided in the preceding sentence, or a business brokerage business.

(b) Nonsolicitation. Executive further covenants and agrees to refrain during the Consulting Period and for a period of twelve (12) months after the termination of the Consulting Period, from (i) inducing or attempting to induce any person, firm or corporation to cease, discontinue or fail to renew any advertising contract, agreement or arrangement with one or more of the newspapers or other publications of the Company or any of the Company’s subsidiaries; and (ii) soliciting, employing, diverting or taking away, attempting to solicit, employ, divert or take away, any person who, at the time of the termination of the Consulting Period or at any time during the six (6) month period prior to such termination, was employed by or on behalf of the Company or any of the Company’s subsidiaries.

(c) Non-Disparagement. Except to the extent required by law or in the context of a legal dispute between the Company and Executive, each of the Company and Executive agree not to make any derogatory or defamatory remarks, written or oral, about Executive or the Company, respectively, to any third party.

(d) Confidentiality. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its subsidiaries shall belong to the Company and shall be given up to the Company in accordance with Section 3 of this Agreement. Executive agrees that Executive shall not at any time, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company’s or any of its subsidiaries’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this Agreement. Each of the Company and Executive also agree that it or he shall keep confidential the amounts paid to Executive and all of the other terms of this Agreement. Unless ordered by a court of competent jurisdiction, Executive shall not reveal the terms of this Agreement to anyone, except to Executive’s family, legal and financial advisors.

(e) Capital Stock. Prior to the Closing Date, the Company shall not effect any reverse stock split or other combination of the Company common stock or otherwise take any other action that reduces the number of outstanding shares of Company common stock on a pro rata basis without Executive’s express written consent.

Section 12. Forfeiture of Payments. Executive acknowledges that if Executive breaches, in any material respect, the terms or conditions contained in the Agreement, the Company will no longer be required to make or continue any payments or benefits payments described herein, to the extent permitted by applicable law. The Company acknowledges that if the Company breaches, in any material respect, the terms or conditions contained in the Agreement, the obligations of the Company hereunder shall immediately become due and payable to Executive and his obligations under Section 11(a) shall terminate.

Section 13. Cooperation With Investigations/Litigation. Executive agrees to reasonably cooperate in any Company investigations and/or litigation regarding events which occurred during Executive’s tenure with the Company, whether civil, criminal, or administrative in nature. The Company will reimburse Executive for reasonable expenses incurred by Executive in extending such cooperation. The Company agrees to pay Executive a fee of $500 per hour for any services rendered by Executive at the request of the Company pursuant to this Section 13, unless such services are Consulting Services subject to Section 6(b) rendered during the Consulting Period.

Section 14. Specific Performance. Executive agrees that if Executive breaches Section 11 of this Agreement, the Company will be irreparably harmed and will have no adequate remedy at law and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining further breach of any of Section 11 of this Agreement without any obligation to post a bond or other security.

Section 15. Notice. Other than a notice of revocation of the waiver and release of claims in accordance with Exhibit A attached hereto, any notice given by either party shall be in writing and shall be deemed to be given five (5) business days after deposit with the United States Postal Service, postage prepaid, certified return receipt requested or upon actual delivery to the other party at the following addresses:

To:	Kenneth L. Serota 1325 Sunburst Lane Northbrook, Illinois 60062	To:	Liberty Group Publishing, Inc. 3000 Dundee Road, Suite 203 Northbrook, Illinois 60062 Attn: Chairman of the Board of Directors

Cc:	Katten Munchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: Kenneth W. Miller, Esq. Fax: 312-902-1061	Cc:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: Thomas M. Cerabino, Esq. Fax: 212-728-8111

Section 16. Entire Agreement. This Agreement, together with the agreements referenced herein and Exhibit A attached hereto, represents the entire agreement of the parties with respect to the termination of Executive’s employment and shall supersede the Employment Agreement (other than Section 7.8 thereof) in all respects effective as of the Effective Date.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the principles of conflicts of law thereof.

(b) Each of the Company and Executive hereby agrees and consents to be subject to the exclusive jurisdiction of the courts of the State of Illinois and the United States District Court for the State of Illinois sitting in Cook County Illinois in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each of the Company and Executive hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that he may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c) Executive agrees that no provision in this Agreement is intended to limit, release, discharge, terminate, amend or modify in any way the rights of or remedies available to the Company against Executive as provided under the (i) Merger Agreement or (ii) any other agreement in effect pursuant to or in conjunction with such Merger Agreement.

(d) In the event an action is brought to enforce the terms of this Agreement, the non-prevailing party in any such action shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such action.

Section 17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 19. Effectiveness. This Agreement shall become effective upon the Effective Date; provided, however, that this Agreement shall be of no further force or effect upon any termination of the Merger, in which event the Employment Agreement will be reinstated in all respects as though it had continued in full force and effect at all times since the Effective Date.

Section 20. Third Party Beneficiary. The parties acknowledge that Merger Sub is intended to be a third party beneficiary of this Agreement, and this Agreement cannot be amended without the prior written consent of Merger Sub.

Section 21. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.

Section 22. Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

/s/ Kenneth L. Serota
Kenneth L. Serota

LIBERTY GROUP PUBLISHING, INC.

By:	/s/ Daniel D. Lewis
Name: Daniel D. Lewis
Title: CFO

LIBERTY GROUP OPERATING, INC.

By:	/s/ Daniel D. Lewis
Name: Daniel D. Lewis
Title: CFO